EXHIBIT 99.1

Summit Midstream Partners, LP Announces $305.0 Million Drop Down
Acquisition and Reports Fourth Quarter and Full Year 2013 Financial Results

•	SMLP announces $305.0 million drop down acquisition of Red Rock Gathering Company, LLC from Summit Investments

•	SMLP revises 2014 adjusted EBITDA guidance to $190.0 million to $210.0 million

•	SMLP increases per-unit LP distribution growth guidance for the fourth quarter of 2014 to a range of 15.0% to 20.0% over the fourth quarter of 2013

•	SMLP reports fourth quarter 2013 adjusted EBITDA of $39.1 million and full year 2013 adjusted EBITDA of $145.5 million
Dallas, Texas (March 10, 2014) - Summit Midstream Partners, LP (NYSE: SMLP) today announced that its wholly owned subsidiary, Grand River Gathering, LLC (“Grand River”), has agreed to acquire 100% of the equity interests in Red Rock Gathering Company, LLC (“Red Rock”) from a subsidiary of Summit Midstream Partners, LLC (“Summit Investments”) for total cash consideration of $305.0 million, subject to customary working capital adjustments. The Red Rock drop down will be partially financed with a draw of approximately $110.0 million under SMLP’s revolving credit facility. The balance of the acquisition is expected to be financed with the proceeds from a primary equity offering of SMLP common units. This drop down transaction is expected to close before March 31, 2014.
Steve Newby, President and Chief Executive Officer commented, “Summit continues to deliver on its previously stated drop down strategy with today’s Red Rock announcement. The transaction will be immediately accretive to distributable cash flow on a per-unit basis, and will further enhance SMLP’s presence in western Colorado’s Piceance Basin, which includes the liquids-rich Mesaverde formation as well as the Mancos and Niobrara shale formations. With the recent commissioning of Red Rock’s new cryogenic processing plant for Black Hills Corporation (“Black Hills”) and the ongoing development of natural gas gathering infrastructure for WPX Energy, Inc. (“WPX”), our largest customer on this system, we believe that Red Rock will be a source of growth for SMLP for many years.”
Red Rock Overview
Red Rock is a natural gas gathering and processing system located in the Piceance Basin in western Colorado and eastern Utah with approximately 1,480 miles of low-pressure and high-pressure pipeline, 54,000 horsepower of compression and two processing plants with 50 MMcf/d of processing capacity. The Red Rock system gathers and processes natural gas, primarily under fee-based contracts, for more than 55 producer customers. Natural gas on the Red Rock system interconnects with downstream pipelines serving Enterprise Products Partners L.P.’s (“Enterprise”) Meeker Natural Gas Processing Plant, Williams Partners L.P.’s Northwest Pipeline system, and Kinder Morgan Energy Partners L.P.’s TransColorado Pipeline system. Processed natural gas liquids from the Red Rock system are injected into Enterprise’s Mid-America Pipeline system.
In addition to WPX, Red Rock’s largest customers include subsidiaries of Encana Corporation (“Encana”), Noble Energy, Inc., Black Hills, Piceance Energy LLC, and Ursa Resources Group II LLC. For the year ended December 31, 2013, volume throughput on the Red Rock system averaged 148 MMcf/d and more than 80.0% of its revenue was generated from fee-based services.
Pro forma for the Red Rock drop down, SMLP will continue to generate more than 90.0% of its revenue under long-term, fee-based contracts and will have over 4.2 Tcf of minimum volume commitments through 2026.
Summit Investments acquired the Red Rock system in October 2012 and since then, has increased volume throughput by approximately 11.0%, added new customers and expanded gathering agreements with its existing customers. In early March 2014, Red Rock commissioned a new 20 MMcf/d cryogenic processing plant near DeBeque, Colorado. The DeBeque processing plant is supported by a long-term, fee-based processing agreement with an affiliate of Black Hills to support its development of the liquids-rich area of the Mancos and Niobrara shale formations.
Given Red Rock’s prospective financial results, SMLP will be acquiring Red Rock at an 8.7x multiple of adjusted EBITDA over the next 12 months, including approximately $19.0 million of expected capital expenditures over that period of time.
The terms of the Red Rock drop down transaction were approved by the board of directors of SMLP’s general partner and by the board’s conflicts committee, which consists entirely of independent directors. The conflicts committee

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engaged Evercore Partners to act as its independent financial advisor and to render a fairness opinion, and Akin Gump Strauss Hauer & Feld, LLP acted as its legal advisor.
Because of the common control aspects in a drop down transaction, the Red Rock acquisition is expected to be deemed a transaction between entities under common control and, as such, will be accounted for on an “as if pooled” basis for all periods in which common control existed. Upon closing the Red Rock acquisition, SMLP’s financial results will retrospectively include Red Rock’s financial results for all periods ending after October 23, 2012.
Fourth Quarter and Full Year 2013 Summary Financial Results
SMLP announced today its financial and operating results for the three months and year ended December 31, 2013. SMLP reported adjusted EBITDA of $39.1 million and adjusted distributable cash flow of $28.5 million for the fourth quarter of 2013, an increase of 36.5% and 15.3%, respectively, over the fourth quarter of 2012. SMLP reported $16.3 million of net income for the fourth quarter of 2013 compared to $17.6 million in the fourth quarter of 2012.
For the year ended December 31, 2013, SMLP reported adjusted EBITDA of $145.5 million and adjusted distributable cash flow of $114.5 million, an increase of 40.9% and 26.5%, respectively, over the year ended December 31, 2012. Net income totaled $43.6 million for the year ended December 31, 2013 compared to $41.7 million for the year ended December 31, 2012.
Steve Newby, President and Chief Executive Officer of SMLP commented, “SMLP reported strong financial and operating results for 2013, which enabled us to deliver fourth quarter 2013 distribution growth of 20.0% over our minimum quarterly distribution while generating annual distribution coverage of 1.19x. We expect to continue to deliver top tier distribution growth for our unitholders in 2014 and beyond, supported by strong operational performance from our existing SMLP assets, as well as a visible and growing inventory of assets in service and under development at Summit Investments.”
Volume throughput averaged 1,064 MMcf/d in the fourth quarter of 2013 compared to 933 MMcf/d in the fourth quarter of 2012 primarily due to SMLP’s acquisitions of Mountaineer Midstream in June 2013 and Bison Midstream in February 2013 (including the period during which Bison was under common control prior to our June 2013 acquisition of the system). Results for Mountaineer Midstream are not included in SMLP’s financial or operational results prior to our acquisition in June 2013. Results for Bison Midstream are not included in SMLP’s financial or operation results prior to Summit Investments’ acquisition in February 2013. Volume throughput on the DFW Midstream system averaged 370 MMcf/d in the fourth quarter of 2013 compared to 387 MMcf/d in the fourth quarter of 2012. Volume declines from the fourth quarter of 2012 to the fourth quarter of 2013 were primarily a result of (i) natural declines associated with certain customers’ volume throughput, (ii) multiple customers continuing to temporarily shut-in several pad sites throughput in the quarter to drill and/or complete new wells, and (iii) severe cold weather during the fourth quarter of 2013, which resulted in production shut-ins, particularly in the month of December.
Volume throughput on the Grand River system averaged 483 MMcf/d in the fourth quarter on 2013 compared to 546 MMcf/d in the fourth quarter of 2012. The Grand River gathering agreements include minimum volume commitments (“MVCs”), which largely mitigate the financial impact associated with declining volumes. As a result, the lower volume throughput at Grand River during the fourth quarter of 2013 primarily translated into larger MVC shortfall payments, thereby minimizing the impact on adjusted EBITDA.
SMLP’s financial and operating performance for the fourth quarter of 2013 was negatively impacted by (i) severe weather across all of its gathering systems in December 2013, and (ii) the previously announced water hydrate issues experienced on the Bison Midstream system, which created operational challenges throughout the quarter. In early February 2014, SMLP completed operational improvements on the Bison Midstream system that are expected to remediate the water hydrate issues that caused operational disruptions during the fourth quarter of 2013 and into the first quarter of 2014.
For the full year 2013, volume throughput averaged 990 MMcf/d compared to 929 MMcf/d in 2012, which was primarily driven by the impact of the previously mentioned acquisitions of Mountaineer Midstream and Bison Midstream. The Mountaineer Midstream system continues to experience sequential quarterly volume throughput increases from its sole customer, Antero Resources Corp. (“Antero”), consistent with Antero’s development activities upstream of Mountaineer Midstream’s gathering infrastructure and in line with MarkWest’s processing capacity expansions at its Sherwood Processing Complex. Volume throughput on the Mountaineer Midstream system increased 46.7% in the fourth quarter of 2013 compared to the third quarter of 2013. The Bison Midstream system’s operational challenges in the fourth quarter of 2013, which were resolved in February 2014, limited volume throughput for the year to average 14 MMcf/d. Lower volume throughput at Bison Midstream was partially offset by a new natural gas purchase agreement

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with Aux Sable Midstream, LLC which became effective in August 2013 and provides for long-term access to natural gas processing capacity and improved processing economics for Bison Midstream and its customers.
Volume throughput at DFW Midstream was 10.5% higher in 2013 than in 2012 due to (i) the connection of 12 new Beacon E&P Company, LLC wells from the third quarter of 2012 through the fourth quarter of 2013, and (ii) the January 2013 commissioning of the 6,000 horsepower compressor unit (the “Unit 10 Project”) at DFW’s Bulldog Compressor Station. The Unit 10 Project increased throughput capacity on the DFW Midstream system from 400 MMcf/d to 450 MMcf/d, which allowed customers to flow natural gas that had been previously curtailed due to capacity constraints. Volume throughput on the Grand River system was down 13.4% in 2013 compared to 2012. The majority of the volume declines came from producers that are subject to minimum volume commitments (“MVCs”). Therefore, the majority of volume declines at Grand River resulted in lower gathering revenue but also resulted in increased MVC shortfall payments.

	Volume Throughput By System
(MMcf/d)	4Q 2013	4Q 2012	2013	2012
Average Daily Throughput:
Mountaineer Midstream	197	*	87(1)	*
Bison Midstream	14	*	14(1)	*
DFW Midstream	370	387	391	354
Grand River	483	546	498	575
Total Average Daily Throughput:	1,064	933	990	929

(1)
The annual 2013 volume throughput shown in the table above reflects the total volume attributable to each asset while under SMLP’s control over 365 days in 2013. Mountaineer Midstream was acquired by SMLP in June 2013. Bison Midstream was acquired from an affiliate of Summit Investments in June 2013 and includes results for all periods in which common control existed, beginning in February 2013.

SMLP 2014 Revised Financial Guidance
SMLP revised its 2014 adjusted EBITDA financial guidance from an original range of $170.0 million to $180.0 million to a new range of $190.0 million to $210.0 million. This upward adjustment primarily reflects the impact from SMLP’s drop down acquisition of Red Rock from Summit Investments, partially offset by approximately $5.0 million attributable to lower-than-expected volume throughput on the Grand River system stemming from Encana’s December 2013 announcement to suspend natural gas drilling in the Piceance Basin in 2014. In response to Encana’s announcement, SMLP is lowering its 2014 maintenance capital expenditure guidance which is expected to offset the $5.0 million reduction to 2014 adjusted EBITDA, resulting in a minimal impact to SMLP’s 2014 adjusted distributable cash flow.
In connection with the Red Rock drop down transaction and revised Grand River system expectations, SMLP also revised its distribution growth outlook and now expects to pay a distribution for the fourth quarter of 2014 that is 15.0% to 20.0% over the $0.48 per unit distribution paid for the fourth quarter of 2013. This compares to previous distribution growth guidance of 10.0% to 12.0%.
SMLP’s revised 2014 financial guidance excludes the effect of any other acquisitions or potential drop down transactions from Summit Investments.
MVC Shortfall Payments
Adjusted EBITDA in the fourth quarter of 2014 was positively impacted by $10.4 million of adjustments associated with the MVC mechanisms in SMLP’s gathering agreements. Of the $10.4 million adjustment, (i) $3.3 million was related to MVC shortfall payments, and (ii) $7.1 million was related to the change in deferred revenue.

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	Three Months Ended December 31, 2013
(In Millions)	MVC Billings	Gathering Revenue	Adjustments to MVC Shortfall Payments	Net Impact to Adjusted EBITDA
Net Change in Deferred Revenue:
Grand River	$—	$—	$—	$—
DFW Midstream	3.2	—	—	3.2
Bison Midstream	—	—	—	—
Mountaineer Midstream	—	—	—	—
Total	$3.2	$—	$—	$3.2

MVC Shortfall Payment Adjustment:
Grand River	$—	$—	$0.3	$0.3
DFW Midstream	—	—	3.1	3.1
Bison Midstream	—	—	1.1	1.1
Mountaineer Midstream	—	—	—	—
Total	$—	$—	$4.5	$4.5

TOTAL	$3.2	$—	$4.5	$7.7
SMLP billed its customers $21.2 million of MVC shortfall payments in the fourth quarter of 2013 due to actual volume throughput that was lower than the minimum volumes that those customers were contractually required to ship under their gas gathering agreements. Of the quarterly MVC shortfall payments, $7.1 million was recorded as deferred revenue on SMLP’s balance sheet because these customers have the ability to use these MVC shortfall payments to offset future gathering fees related to throughput in excess of future period MVCs. MVC shortfall payment adjustments in the fourth quarter of 2013 totaled $(10.8) million and included adjustments related to future anticipated shortfall payments from certain customers on the Grand River, Bison Midstream and DFW Midstream systems.
Certain of our gas gathering agreements do not have credit banking mechanisms and as such, the MVC shortfall payments from these customers are accounted for as gathering revenue in the period earned. For the fourth quarter of 2013, the Grand River system recognized $12.8 million of gathering revenue associated with MVC shortfall payments and the Mountaineer Midstream system recognized $1.3 million of gathering revenue associated with MVC shortfall payments.
Capital Expenditures
For the three months ended December 31, 2013, SMLP recorded total capital expenditures of $19.6 million, including approximately $2.7 million of maintenance capital expenditures. For the year ended December 31, 2013 SMLP recorded total capital expenditures of $81.9 million, including approximately $12.1 million of maintenance capital expenditures.
Development activities during the fourth quarter of 2013 were primarily related to the expansion of compression capacity on the Bison Midstream system and pipeline construction projects to connect new receipt points on the Bison Midstream and DFW Midstream systems. SMLP also continued its construction of a new 150 gallon per minute natural gas treating facility on the DFW Midstream system, which was commissioned in February 2014.
SMLP began work on the Zinnia Loop project on the Mountaineer Midstream system during the fourth quarter of 2013. This project is currently under construction and, upon completion in the third quarter of 2014, is expected to increase Mountaineer Midstream’s delivery capacity to MarkWest’s Sherwood Processing Complex from 550 MMcf/d to 1,050 MMcf/d.
Capital & Liquidity
As of December 31, 2013, SMLP had total liquidity (cash plus undrawn borrowing capacity under its $700.0 million revolving credit facility) of $432.8 million. Based upon the terms of SMLP’s revolving credit facility and total outstanding debt of $586.0 million, total leverage (net debt divided by EBITDA) was approximately 3.7 to 1 as of December 31, 2013.

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During the fourth quarter of 2013, SMLP’s wholly owned subsidiary, Summit Midstream Holdings, LLC, amended and restated its revolving credit facility. The facility was increased from $600.0 million to $700.0 million, the maturity date was extended from May 2016 to November 2018 and the leverage-based pricing grid was reduced by 0.75% to a range of 1.75% to 2.75% for LIBOR borrowings.
Quarterly Distribution
On January 23, 2014, the board of directors of SMLP’s general partner declared a quarterly cash distribution of $0.48 per unit on all outstanding common and subordinated units, or $1.92 per unit on an annualized basis, for the quarter ended December 31, 2013. This distribution was paid on February 14, 2014 to unitholders of record as of the close of business on February 7, 2014. This was SMLP’s fifth consecutive quarterly distribution increase. It represents an increase of $0.07 per unit, or 17.1%, over the distribution paid for the fourth quarter of 2012 and an increase of $0.02 per unit, or 4.35%, over the distribution paid for the third quarter of 2013.
SMLP Announces the Filing of Its Annual Report on Form 10-K
SMLP has filed its 2013 Annual Report on Form 10-K with the Securities and Exchange Commission. This report contains SMLP's audited financial statements for the fiscal year ended December 31, 2013. A copy of the report is available for viewing and downloading from the Investors section on SMLP's website at www.summitmidstream.com. SMLP unitholders may request a hard copy of the report, free of charge, by submitting a written request to:
Summit Midstream Partners, LP
Attn: Investor Relations
2100 McKinney Avenue
Suite 1250
Dallas, TX 75201
Fourth Quarter & Full Year 2013 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on Tuesday, March 11, 2014, to discuss its quarterly and annual operating and financial results. Interested parties may participate in the call by dialing 847-619-6397 or toll-free 800-708-4540 and entering the passcode 36732251. The conference call will also be webcast live and can be accessed through the Investors section of SMLP’s website at www.summitmidstream.com.
A replay of the conference call will be available until March 25, 2014 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 36732251#. An archive of the conference call will also be available on SMLP’s website.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present EBITDA, adjusted EBITDA, distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization expense, less interest income and income tax benefit. We define adjusted EBITDA as EBITDA plus unit-based compensation, adjustments related to MVC shortfall payments and loss on asset sales, less gain on asset sales. We define distributable cash flow as adjusted EBITDA plus cash interest income, less cash paid for interest expense and income taxes, senior notes interest expense and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other non-cash or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides natural gas gathering, treating and compression services pursuant to long-term, primarily fee-based natural gas gathering agreements with our customers and counterparties in four unconventional resource basins: (i) the Appalachian Basin, which includes the Marcellus Shale formation in northern West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations

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in northwestern North Dakota; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in north-central Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado. SMLP owns and operates 804 miles of pipeline and 182,460 horsepower of compression. SMLP is headquartered in Dallas, TX with regional corporate offices in Houston, TX, Denver, CO and Atlanta, GA.
SMLP completed its IPO on October 3, 2012 to become a publicly traded entity. References to the “Company”, “we” or “our,” when used for dates or periods ended on or after the IPO, refer collectively to SMLP and its subsidiaries. References to the “Company”, “we” or “our,” when used for dates or periods ended prior to the closing of the IPO, refer collectively to Summit Investments and its subsidiaries.
About Summit Midstream Partners, LLC
Summit Midstream Partners, LLC (“Summit Investments”) indirectly owns a 71.6% limited partner interest in SMLP and indirectly owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments owns, operates and is developing various crude oil, natural gas, and water-related midstream energy infrastructure assets in the Bakken Shale in North Dakota, the DJ Niobrara Shale in Colorado, and the Piceance Basin in western Colorado and eastern Utah. Summit Investments is also developing natural gas gathering and condensate stabilization infrastructure in the Utica Shale in southeastern Ohio under a joint venture agreement with affiliates of MarkWest Energy Partners, L.P. and The Energy & Minerals Group. Summit Investments is a privately held company owned by members of management, funds controlled by Energy Capital Partners II, LLC, and GE Energy Financial Services, Inc. and certain of its affiliates.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause our actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting us is contained in our 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2014 and as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$18,764	$7,895
Accounts receivable	54,256	33,504
Due from affiliate	—	774
Other assets	3,089	2,190
Total current assets	76,109	44,363
Property, plant and equipment, net	980,341	681,993
Intangible assets, net:
Favorable gas gathering contracts	17,880	19,958
Contract intangibles	383,306	229,596
Rights-of-way	51,808	35,986
Total intangible assets, net	452,994	285,540
Goodwill	115,888	45,478
Other noncurrent assets	14,583	6,137
Total assets	$1,639,915	$1,063,511

Liabilities and Partners' Capital
Current liabilities:
Trade accounts payable	$18,132	$15,817
Due to affiliate	653	—
Deferred revenue	1,555	865
Ad valorem taxes payable	6,804	5,455
Accrued interest	12,144	16
Other current liabilities	9,055	4,308
Total current liabilities	48,343	26,461
Long-term debt	586,000	199,230
Noncurrent liabilities, net	6,374	7,420
Deferred revenue	29,683	10,899
Other noncurrent liabilities	372	254
Total liabilities	670,772	244,264
Commitments and contingencies

Common limited partner capital	566,532	418,856
Subordinated limited partner capital	379,287	380,169
General partner interests	23,324	20,222
Total partners' capital	969,143	819,247
Total liabilities and partners' capital	$1,639,915	$1,063,511

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EXHIBIT 99.1

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(In thousands, except per-unit and unit amounts)
Revenues:
Gathering services and other fees	$47,408	$42,821	$174,506	$149,371
Natural gas, NGLs and condensate sales and other	22,128	6,030	69,332	16,320
Amortization of favorable and unfavorable contracts	(238)	(217)	(1,032)	(192)
Total revenues	69,298	48,634	242,806	165,499

Costs and expenses:
Operation and maintenance	14,505	14,481	59,972	51,658
Cost of natural gas and NGLs	6,708	—	31,036	—
General and administrative	6,360	5,380	24,558	21,357
Transaction costs	221	48	2,770	2,020
Depreciation and amortization	17,678	9,164	60,824	35,299
Total costs and expenses	45,472	29,073	179,160	110,334
Other (expense) income	2	1	(108)	9
Interest expense	(7,333)	(1,767)	(19,173)	(7,340)
Affiliated interest expense	—	—	—	(5,426)
Income before income taxes	16,495	17,795	44,365	42,408
Income tax expense	(150)	(181)	(729)	(682)
Net income	$16,345	$17,614	$43,636	$41,726
Less: net income attributable to the pre-IPO period	—	—	—	$24,112
Less: net income attributable to SMP Holdings	—	—	52	—
Net income attributable to SMLP	16,345	17,614	43,584	17,614
Less: net income attributable to general partner, including IDRs	490	352	1,035	352
Net income attributable to limited partners	$15,855	$17,262	$42,549	$17,262

Earnings per limited partner unit:
Common unit – basic	$0.30	$0.35	$0.86	$0.35
Common unit – diluted	$0.29	$0.35	$0.86	$0.35
Subordinated unit – basic and diluted	$0.30	$0.35	$0.79	$0.35

Weighted-average limited partner units outstanding:
Common unit – basic	29,079,818	24,412,427	26,951,346	24,412,427
Common unit – diluted	29,259,055	24,543,985	27,101,479	24,543,985
Subordinated unit – basic and diluted	24,409,850	24,409,850	24,409,850	24,409,850

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
OTHER FINANCIAL AND OPERATING DATA

	Three months ended December 31,				Year ended December 31,
	2013		2012		2013		2012
	(Dollars in thousands)
Other financial data:
EBITDA (1)	$41,742		$28,942		$125,389		$90,656
Adjusted EBITDA (1)	39,092		28,632		145,543		103,300
Capital expenditures (2)	19,594		16,051		81,911		76,698
Acquisition capital expenditures (3)	—		—		458,914		—
Distributable cash flow (2)	28,279		24,660		111,683		88,492
Adjusted distributable cash flow (2)	28,500		24,708		114,453		90,512
Distribution coverage ratio (4)	1.08	x	1.21	x	1.19	x

Operating data:
Miles of pipeline (end of period)	804		399		804		399
Aggregate average throughput (MMcf/d)	1,064		933		990		929
__________
(1) Includes transaction costs. These unusual and non-recurring expenses are settled in cash.
(2) Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. For the year ended December 31, 2012, the calculation of distributable cash flow and adjusted distributable cash flow included an estimate for the portion of total capital expenditures that were maintenance capital expenditures in the first, second and third quarters.
(3) Reflects cash paid and value of units issued to fund acquisitions.
(4) Distribution coverage ratio calculation for the three months ended December 31, 2013 is based on distributions in respect of the fourth quarter of 2013 that were paid February 14, 2014. Distribution coverage ratio calculation for the three months ended December 31, 2012 is based on distributions in respect of the fourth quarter of 2012 that were paid February 14, 2013. Distribution coverage ratio calculation for the year ended December 31, 2013 is based on distributions in respect of the first, second, third and fourth quarters of 2013.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three months ended December 31,				Year ended December 31,
	2013		2012		2013		2012
	(Dollars in thousands)
Reconciliations of Net Income to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net income (1)	$16,345		$17,614		$43,636		$41,726
Add:
Interest expense	7,333		1,767		19,173		12,766
Income tax expense	150		181		729		682
Depreciation and amortization expense	17,678		9,164		60,824		35,299
Amortization of favorable and unfavorable contracts (2)	238		217		1,032		192
Less:
Interest income	2		1		5		9
EBITDA (1)	$41,742		$28,942		$125,389		$90,656
Add:
Unit-based compensation	1,029		83		3,016		1,876
Adjustments related to MVC shortfall payments (3)	(3,679)		(393)		17,025		10,768
Loss on asset sales	—		—		113		—
Adjusted EBITDA (1)	$39,092		$28,632		$145,543		$103,300
Add:
Interest income	2		1		5		9
Less:
Cash interest paid	2,468		2,009		9,016		8,283
Senior notes interest expense (4)	5,625		—		12,125		—
Cash income taxes paid	—		—		660		650
Maintenance capital expenditures	2,722		1,964		12,064		5,884
Distributable cash flow	$28,279		$24,660		$111,683		$88,492
Add:
Transaction costs (1)	221		48		2,770		2,020
Adjusted distributable cash flow	$28,500		$24,708		$114,453		$90,512

Distributions declared (5)	$26,366		$20,425		$96,137

Distribution coverage ratio	1.08	x	1.21	x	1.19	x
__________
(1) Includes transaction costs. These unusual and non-recurring expenses are settled in cash.
(2) The amortization of favorable and unfavorable contracts relates to gas gathering agreements that were deemed to be above or below market at the acquisition of the DFW Midstream system. We amortize these contracts on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.
(3) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of future expected annual MVC shortfall payments.
(4) Senior notes interest expense represents interest expense recognized and accrued during the period.  Interest of 7.50% on the $300.0 million senior notes is paid in cash semi-annually in arrears on January 1 and July 1 until maturity in July 2021.
(5) For the three months ended December 31, 2013, reflects quarterly cash distributions of $0.48 per unit in respect of the fourth quarter of 2013 that was paid February 14, 2014. For the three months ended December 31, 2012, reflects quarterly cash distributions of $0.41 per unit in respect of the fourth quarter of 2012 that was paid February 14, 2013. For the year ended December 31, 2013, reflects year-to-date quarterly cash distributions of $0.42 per unit in respect of the first quarter of 2013, $0.435 per unit in respect of the second quarter of 2013, $0.46 per unit in respect of the third quarter of 2013, and $0.48 per unit in respect of the fourth quarter 2013.

EX 99.1-10

EXHIBIT 99.1

Contact: Marc Stratton, Vice President and Treasurer, 214-242-1966, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP

EX 99.1-11